Exhibit 99.1

Immucor, Inc. Audit Committee

Policy for Pre-Approval of Independent Registered Public Accounting Firm Services

Adopted November 9, 2004

Background

Under Section 202 of the Sarbanes-Oxley Act of 2002 (the “Act”), the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm (the “Independent Registered Public Accounting Firm”), and any other audit services provided to the Company to assure that the provision of such services does not impair the Independent Registered Public Accounting Firm’s independence.  In accordance with the Act and the final rules promulgated by the Securities and Exchange Commission under the Act, the Audit Committee adopts the following pre-approval policy (the “Policy”).

The general standard underlying this Policy shall be that an Independent Registered Public Accounting Firm shall not be deemed independent if the Audit Committee determines that a reasonable investor with knowledge of all relevant facts and circumstances would conclude that the Independent Registered Public Accounting Firm is not capable of exercising objective and impartial judgment on all issues encompassed within the Independent Registered Public Accounting Firm’s engagement.  In determining whether a service is permitted under this Policy, the Audit Committee will consider all relevant circumstances, including whether the provision of the service (a) creates a mutual or conflicting interest between the  Independent Registered Public Accounting Firm and the Company; (b) places the  Independent Registered Public Accounting Firm in a position of auditing its own work; (c) results in the  Independent Registered Public Accounting Firm acting as management or an employee of the Company; or (d) places the  Independent Registered Public Accounting Firm in a position of being an advocate for the Company.

Pre-Approval Requirements

Any service to be provided by the Independent Registered Public Accounting Firm, including audit related and non-audit services to be provided by the Independent Registered Public Accounting Firm, must be pre-approved in accordance with this Policy.  The Audit Committee will annually review and pre-approve the services that may be provided by the Independent Registered Public Accounting Firm to the Company and its subsidiaries and the related estimated costs.

Any audit service provided by any firm other than the Independent Registered Public Accounting Firm must also be pre-approved in accordance with this Policy.  This requirement applies to statutory registered public accounting firms for foreign subsidiaries of the Company.  Fees for services for foreign subsidiaries of the Company may be denominated in U.S. dollars but paid in another currency and may be subject to foreign exchange rate fluctuations.  Variances from estimated amounts arising as a result of changes in foreign currency exchange rates from the time of preparation of the relevant approval request will not be considered to be variances from the budgeted amount and payment of the related invoices will not require a subsequent approval.

Pre-Approval Procedures

Appendix A attached hereto sets forth specific services that the Audit Committee may engage the Independent Registered Public Accounting Firm to undertake in addition to the annual audit services engagement (“permitted services”).  The Audit Committee will revise the list of permitted services from time to time; provided however, the Audit Committee shall not add any non-audit services that would disqualify the Independent Registered Public Accounting Firm as being independent under Rule 2-01 of Regulation S-X.

The Audit Committee shall review and pre-approve the annual services engagement.  In addition, the Audit Committee may pre-approve other services from the list of specific permitted services, and estimated costs for each such services, prior to the provision of such services or incurring fees for such services or incurring fees for such services.  Any proposed services exceeding pre-approved amount after the engagement has commenced by the greater of $10,000 or 5 percent of the pre-approved amount will require additional pre-approval in accordance with the Policy prior to the provision of such services.  The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.  The term of any pre-approval will be for a designated fiscal year, unless the Audit Committee specifically provided for a different period.

Any service that is not pre-approved shall be approved on a case-by-case basis by the Audit Committee or the Chair of the Audit Committee (the “Chair”) prior to the provision of such services or incurring fees for such services.  Any such pre-approval by the Chair shall be disclosed to the full Audit Committee at its next meeting.

When the Audit Committee or the Chair pre-approves a service provided by the Independent Registered Public Accounting Firm or an audit service provided by another firm, the description of the service must be detailed as to the particular services to be provided and must be accompanied by detailed backup documentation regarding the specific services to be provided, including estimated costs.  In addition, the description of the service must be sufficient to ensure that the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the Independent Registered Public Accounting Firm’s independence.  The Independent Registered Public Accounting Firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the Independent Registered Public Accounting Firm in accordance with this Policy, and the fees for the services performed to date.

Notification of Failure to Obtain Pre-Approval

Promptly after discovering that services were provided in violation of the Policy, the Company’s Chief Financial Officer shall notify the Chair and the Company shall disclose the violation to the full Audit Committee at its next meeting.

Delegation

Pre-approval authority has been delegated to the Chair, provided that if the Chair exercises pre-approval authority under this Policy, he or she shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.  The Audit Committee does not delegate its responsibilities to pre-approve services performed by the Independent Registered Public Accounting Firm to management.

De Minimis Exception

The pre-approval requirements for the provision of services other than audit, review or attest services by the Independent Registered Public Accounting Firm are waived  under this Policy if;

(1)                                  The aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by the Company to the Independent Registered Public Accounting Firm during the fiscal year in which the services are provided; provided however, that in no event shall such aggregate amount exceed more than $25,000;

(2)                                  Such services were not recognized by the Company at the time of engagement to be non-audit services.

(3)                                  Such services are promptly brought to the attention of the Audit Committee and approved prior to completion of the service in accordance with this Policy; and

(4)                                  The services provided are contemplated in Appendix A-1.

Appendix A-1

Permitted Services by Independent Registered Public Accounting Firm

•                  Financial statement audits of employee benefits plans.

•                  Work associated with registration statements under the Securities Act of 1933 (i.e., post-report review procedures, comfort letters or consents).

•                  Statutory or other financial audit work, or audit work with respect to compliance with requirements imposed by applicable regulatory agencies, required for non-U.S. subsidiaries or affiliates that is not required for the Securities Exchange Act if 1943 audit.

•                  Attest services through which procedures are performed to verify compliance with contractual commitments and/or assertions made by suppliers and/or customers of the Company or Company personnel.

•                  Advice, consultation and research tools as to proposed or newly adopted accounting and auditing standards and interpretations, and as to financial accounting and disclosure requirements imposed by Securities and Exchange Commission and other regulatory agencies and professional standard setters.

•                  Technical training classes offered by the Independent Registered Public Accounting Firm to the general public or all audit clients of the Independent Registered Public Accounting Firm.

•                  Assistance and consultation as to questions, comments or inquiries made by the SEC or other regulatory agencies.

•                  Services associated with periodic reports and other documents filed with the SEC by the Company or a Company benefit plan or other documents issued in connection with securities offerings.

•                  Due-diligence work for potential acquisitions or disposals, which will specifically entail financial, accounting, and tax procedures relating to the parties to the contemplated transaction and performance of audit and/or review procedures as of closing date of the transaction.   Such work will not include preparing valuation, financial models or “fairness opinions,” actuarial reports or any other services prohibited by applicable rules or regulations.

•                  Assistance to the Company with understanding its internal control review and reporting obligations, not including the performance of any management review or the preparations of internal control documentation.